Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Second Quarter 2018 Revenues of $151.2 Million Increase 5.7 Percent Sequentially Over the First Quarter of 2018 and 2.2 Percent Over the Second Quarter of 2017

Kratos’ Unmanned Systems Division Second Quarter 2018 Revenues of $35.6 Million Increase 60.4 Percent over Second Quarter 2017 and Reported Second Quarter 2018 Book-To-Bill Ratio of 1.5. to 1.0

Second Quarter 2018 Operating Income of $2.6 Million Increases 73.3 Percent Over Second Quarter 2017

Affirms Full Year 2018 Financial Guidance

SAN DIEGO, CA, August 2, 2018 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its second quarter 2018 financial results, which, along with comparable 2017 financial results, have been recast to reflect the Company’s recently divested Public Safety & Security (PSS) business as a discontinued operation. In addition, the details of the Company’s adoption of the new revenue recognition standard, ASC 606, which is reflected on a prospective basis in 2018, is disclosed in the Company’s quarterly report filed on Form 10-Q.

For the second quarter ended July 1, 2018, Kratos generated revenue of $151.2 million, an increase of 2.2 percent over the second quarter of 2017, and a sequential increase of 5.7 percent over the first quarter of 2018. Second quarter 2018 Adjusted EBITDA from continuing operations were $12.1 million, an increase of 18.6 percent over $10.2 million in the second quarter of 2017. Second quarter 2018 gross margins increased to 26.0 percent from 25.4 percent in the second quarter of 2017, operating income increased 73.3 percent to $2.6 million in 2018 from $1.5 million in 2017 and Adjusted EBITDA margin rate increased to 8.0 percent in 2018 from 6.9 percent in 2017. For the second quarter of 2018, Adjusted EPS* was $0.02 and EPS from continuing operations was a loss of $0.04 per share. In the second quarter of 2018, net loss was $7.7 million, which included a loss from discontinued operations of $3.9 million, or a loss from discontinued operations of $0.03 per share, and net loss per share was $0.07.

For the second quarter of 2018, Kratos’ Unmanned Systems Division (KUSD) generated year over year revenue growth of 60.4 percent, to $35.6 million, up from $22.2 million in the second quarter of 2017. KUSD’s second quarter 2018 Adjusted EBITDA of $3.7 million, or 10.4 percent of revenue, increased from an Adjusted

EBITDA of $0.4 million, or 1.8 percent of revenue in the second quarter of 2017. KUSD’s Operating performance increased from a loss of $1.9 million in the second quarter of 2017 to operating income of $2.0 million in the second quarter of 2018. In the second quarter of 2018, KUSD booked $54.3 million in sole source or single award contracts, all of which is expected to be converted to revenue over the life of the expected contracts, and reported a book-to-bill ratio of 1.5 to 1.0.

During the second quarter of 2018, Kratos’ Government Solutions Division (KGS) generated Revenues of $115.6 million, Adjusted EBITDA of $8.4 million, and Operating Income of $5.0 million, which were down slightly from the prior year due primarily to a continued decline in Kratos’ legacy government services business.

During the second quarter of 2018, Kratos entered into a pending legal settlement for $2.3 million related to a matter involving a former employee that was part of an acquisition of a legacy government services company in 2006. The pending settlement and related legal fees of approximately $0.5 million are included in operating expenses for the quarter ended July 1, 2018. Excluding the legal settlement matter, Kratos’ Operating Income increased from $1.5 million in the second quarter of 2017 to $5.4 million in the second quarter of 2018.

In the second quarter of 2018, Kratos’ backlog was $501.9 million, with $451.9 million funded, and the book-to-bill ratio was 0.7 to 1.0 for the second quarter and 0.9 to 1.0 for the last twelve months. Kratos’ bid and proposal pipeline was approximately $6.5 billion at July 1, 2018.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos has announced approximately $380 million in contract awards in the past 5 months, including $220 million in the second quarter and our bid pipeline increased approximately $500 million, up to $6.5 billion, reflecting the strength of our business and providing us with increased confidence in our full year 2018 forecast, which we affirmed today, and our longer term growth trajectory. Also in the second quarter, Kratos’ gross, Adjusted EBITDA and operating margins all continued to increase as production programs ramp up and investments in unmanned systems wind down, and we continue to forecast that the Company will be free cash flow positive in the fourth quarter of this year.”

Financial Guidance
Kratos is affirming its full year 2018 financial guidance for revenues, excluding the PSS business, of $640 to $650 million, compared to $603.3 million for the full year of 2017, and affirming full year 2018 Adjusted EBITDA guidance of $55 to $59 million, compared to $47.6 million for full year 2017. Kratos is also affirming its full year 2018 financial guidance of positive cash flow generation from operations of $35 to $45 million, including the expected collection of net working capital proceeds from the PSS business that were retained by Kratos. Kratos is forecasting full year 2018 Adjusted EPS* of $0.15 to $0.19.

Kratos’ is providing third quarter 2018 financial guidance for revenues of $150 to $160 million, Adjusted EBITDA of $12.0 to $14.0 million, and Adjusted EPS* of $0.02 to $0.04.

Management will discuss the Company’s second quarter 2018 financial results, as well as its third quarter and full year 2018 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 1893763. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises.  Kratos is changing the way breakthrough technology for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its third quarter and full year 2018 revenue, Adjusted EBITDA and Adjusted EPS, and ability to generate positive cash flow from operations in 2018, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, its bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards and the availability and timing of government funding for the Company’s offerings, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2017, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets and capitalized contract and development costs, stock compensation expense, loss on extinguishment of debt, acquisition and restructuring related items and other, and impairment of goodwill, which includes but is not limited to excess capacity, legal related items and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, stock compensation expense, impairment of goodwill, loss on extinguishment of debt, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Adjusted EBITDA related to our KUSD and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes loss from discontinued operations, non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, the loss on extinguishment of debt, and the non-cash impairment of goodwill, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting adjusted income (loss) per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017

Service revenues	$47.0	$53.8	$93.0	$103.0
Product sales	104.2	94.1	201.2	176.9
Total revenues	151.2	147.9	294.2	279.9
Cost of service revenues	33.2	39.1	66.1	74.1
Cost of product sales	78.7	71.3	148.0	132.2
Total costs	111.9	110.4	214.1	206.3
Gross profit - service revenues	13.8	14.7	26.9	28.9
Gross profit - product sales	25.5	22.8	53.2	44.7

Total gross profit	39.3	37.5	80.1	73.6

Selling, general and administrative expenses	27.8	28.7	55.1	55.5
Restructuring expenses, and other	3.0	—	3.4	0.3
Research and development expenses	3.6	4.1	7.2	8.5
Depreciation	0.8	0.5	1.6	1.1
Amortization of intangible assets	1.5	2.7	3.2	5.3
Operating income from continuing operations	2.6	1.5	9.6	2.9
Interest expense, net	(5.7)	(7.2)	(10.8)	(15.4)
Loss on extinguishment of debt	—	—	—	(2.1)
Other income, net	(0.6)	0.1	(0.3)	0.3
Loss from continuing operations before income taxes	(3.7)	(5.6)	(1.5)	(14.3)
Provision for income taxes from continuing operations	0.1	1.3	1.0	2.7
Loss from continuing operations	(3.8)	(6.9)	(2.5)	(17.0)
Loss from discontinued operations, net of income taxes	(3.9)	0.7	(7.4)	0.8
Net loss	$(7.7)	$(6.2)	$(9.9)	$(16.2)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.04)	$(0.08)	$(0.02)	$(0.21)
Loss from discontinued operations	(0.03)	0.01	(0.08)	0.01
Net loss	$(0.07)	$(0.07)	$(0.10)	$(0.20)

Basic and diluted weighted average common shares outstanding	103.7	86.6	103.7	82.0

Adjusted EBITDA (1)	$12.1	$10.2	$25.8	$20.4

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets and capitalized contract and development costs, acquisition and restructuring related items and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems business as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items.  The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017

Net loss	$(7.7)	$(6.2)	$(9.9)	$(16.2)
Income (loss) from discontinued operations, net of income taxes	3.9	(0.7)	7.4	(0.8)
Interest expense, net	5.7	7.2	10.8	15.4
Loss on extinguishment of debt	—	—	—	2.1
Provision for income taxes from continuing operations	0.1	1.3	1.0	2.7
Depreciation (including cost of service revenues and product sales)	3.2	2.7	6.0	5.6
Stock-based compensation	1.7	1.9	3.4	4.0
Foreign transaction (gain) loss	0.6	—	0.4	(0.2)
Amortization of intangible assets	1.5	2.7	3.2	5.3
Amortization of capitalized contract and development costs	0.2	—	0.2	—
Acquisition and restructuring related items and other	2.9	1.3	3.3	2.5

Adjusted EBITDA	$12.1	$10.2	$25.8	$20.4

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
Acquisition and transaction related items	$—	$(0.1)	$—	$0.3
Excess capacity and restructuring costs	0.2	1.4	0.6	2.2
Legal related items	2.7	—	2.7	—

	$2.9	$1.3	$3.3	$2.5

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
Revenues:
Unmanned Systems	$35.6	$22.2	$63.4	$37.8
Kratos Government Solutions	115.6	125.7	230.8	242.1
Total revenues	$151.2	$147.9	$294.2	$279.9

Operating income (loss) from continuing operations:
Unmanned Systems	$2.0	$(1.9)	$2.8	$(6.9)
Kratos Government Solutions	5.0	5.2	12.9	14.3
Unallocated corporate expense, net	(4.4)	(1.8)	(6.1)	(4.5)
Total operating income (loss) from continuing operations	$2.6	$1.5	$9.6	$2.9

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
Unmanned Systems	$3.7	$0.4	$5.4	$(2.4)
% of revenue	10.4%	1.8%	8.5%	(6.3)%
Kratos Government Solutions	8.4	9.8	20.4	22.8
% of revenue	7.3%	7.8%	8.8%	9.4%
Total Adjusted EBITDA	$12.1	$10.2	$25.8	$20.4
% of revenue	8.0%	6.9%	8.8%	7.3%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	July 1,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$182.8	$130.5
Restricted cash	0.3	0.4
Accounts receivable, net	226.8	212.3
Inventoried costs	49.0	49.0
Prepaid expenses	8.4	11.1
Other current assets	10.1	9.5
Current assets of discontinued operations	7.4	58.6
Total current assets	484.8	471.4
Property, plant and equipment, net	62.1	58.0
Goodwill	425.7	425.7
Intangible assets, net	18.8	22.0
Other assets	7.2	8.1
Other assets of discontinued operations	—	38.8
Total assets	$998.6	$1,024.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39.8	$34.7
Accrued expenses	38.4	40.9
Accrued compensation	34.1	30.2
Accrued interest	1.7	1.7
Billings in excess of costs and earnings on uncompleted contracts	32.9	42.8
Other current liabilities	13.0	9.4
Other current liabilities of discontinued operations	8.1	29.2
Total current liabilities	168.0	188.9
Long-term debt principal, net of current portion	293.8	293.5
Other long-term liabilities	24.0	24.1
Other long-term liabilities of discontinued operations	6.3	6.0
Total liabilities	492.1	512.5
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,238.8	1,233.7
Accumulated other comprehensive loss	(1.4)	(1.4)
Accumulated deficit	(730.9)	(720.8)
Total stockholders’ equity	506.5	511.5
Total liabilities and stockholders’ equity	$998.6	$1,024.0

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	July 1,	June 25,
	2018	2017
Operating activities:
Net loss	$(9.9)	$(16.2)
Less: (loss) income from discontinued operations	(7.4)	0.8
Loss from continuing operations	(2.5)	(17.0)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	9.2	10.9
Deferred income taxes	(0.7)	2.2
Stock-based compensation	3.4	4.0
Amortization of deferred financing costs	0.5	0.7
Amortization of discount on Senior Secured Notes	—	0.4
Loss on extinguishment of debt	—	2.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	8.1	7.7
Unbilled receivables	(23.7)	(9.9)
Inventoried costs	0.5	(7.2)
Advance payments received on contracts	(0.6)	1.4
Prepaid expenses and other assets	3.2	(5.9)
Accounts payable	6.0	3.6
Accrued compensation	3.9	(2.9)
Accrued expenses	(1.4)	(5.6)
Accrued interest	—	(0.5)
Billings in excess of costs and earnings on uncompleted contracts	(8.9)	(0.4)
Income tax receivable and payable	(1.0)	1.2
Other liabilities	5.4	(1.1)
Net cash used in operating activities from continuing operations	1.4	(16.3)
Investing activities:
Proceeds from the sale of assets	67.9	0.6
Capital expenditures	(11.0)	(12.5)
Net cash used in investing activities from continuing operations	56.9	(11.9)
Financing activities:
Payment of long-term debt	—	(64.0)
Proceeds from the issuance of common stock	(1.1)	81.7
Repayment of debt	(0.5)	(0.5)
Debt issuance costs	(0.1)	—
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	1.8	0.6
Net cash provided by financing activities from continuing operations	0.1	17.8
Net cash flows from continuing operations	58.4	(10.4)
Net operating and investing cash flows of discontinued operations	(6.1)	3.6
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.1

Net increase (decrease) in cash and cash equivalents	52.2	(6.7)
Cash and cash equivalents at beginning of period	130.9	70.7
Cash and cash equivalents at end of period	$183.1	$64.0

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted earnings per share (Adjusted EPS) are non-GAAP measure for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
Loss from continuing operations before taxes	$(3.7)	$(5.6)	$(1.5)	$(14.3)
Add: Amortization of intangible assets	1.5	2.7	3.2	5.3
Add: Amortization of capitalized contract and development costs	0.2	—	0.2	—
Add: Stock-based compensation	1.7	1.9	3.4	4.0
Add: Loss on extinguishment of debt	—	—	—	2.1
Add: Foreign transaction (gain)/loss	0.6	—	0.4	(0.2)
Add: Acquisition and restructuring related items and other	2.9	1.3	3.3	2.5
Adjusted income (loss) from continuing operations before income taxes	3.2	0.3	9.0	(0.6)

Estimated cash tax provision	1.0	1.1	1.3	1.7
Adjusted income (loss) from continuing operations	$2.2	$(0.8)	$7.7	$(2.3)

Diluted income per common share:
Adjusted income ( loss) from continuing operations	$0.02	$(0.01)	$0.07	$(0.03)

Weighted average common shares outstanding
Diluted	$103.7	$86.6	$103.7	$82.0
-end-